EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020, ext 113

Williston, ND  58802

cathyk@geoi.net

GEORESOURCES, INC.  REPORTS RESULTS OF SPECIAL SHAREHOLDERS’ MEETING

WILLISTON, N.D. --  April 2, 2007 -- GeoResources, Inc., (Nasdaq: GEOI), today announced that at a special  meeting of shareholders on March 29, 2007 in Williston, North Dakota, the shareholders of the company approved the issuance of shares pursuant to the merger agreement with Southern Bay Oil & Gas, L.P. and Chandler Energy, LLC.   However, the approval by two-thirds of GeoResources shareholders to increase the total authorized shares of stock to 100 million common shares and 20 million preferred shares from the 10 million common shares currently authorized was not obtained, which is one of the conditions to closing the merger agreement, as the Company does not have enough authorized but unissued shares to complete the approved transactions.  The meeting was therefore adjourned until April 17, 2007 in order to solicit additional proxies on this proposal.  The Company needs approximately 565,000 additional shares or 14.9% of its outstanding shares, to vote for the proposal in order for it to be adopted.  Also receiving shareholder approval was the Company’s Amended and Restated 2004 Employee Stock Incentive Plan.

About GeoResources, Inc.

GeoResources, Inc., a Williston, North Dakota-based natural resources company, is engaged primarily in oil and gas exploration and production and oil and gas drilling.  For more information visit the company’s website at www.geoi.net.

About Southern Bay Oil & Gas L.P.

Southern Bay Oil & Gas, L.P. is headquartered in Houston, Texas. Southern Bay and its subsidiaries own and operate producing oil and gas properties on the Texas and Louisiana Gulf Coast, and in the Permian Basin in Texas.  Southern Bay and its affiliates also conduct oil and gas exploration operations in these geographic areas.  For more information visit the company’s website at www.southernbayenergy.com.

About Chandler Energy, LLC

Chandler Energy, LLC is a Denver, Colorado based oil and gas exploration and production company with operations in the Rocky Mountains and Michigan.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  GeoResources cannot make any assurances that the agreement referenced in this release will close.  In addition, all statements other than statements of historical facts that address activities that the company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2005, for meaningful cautionary language disclosure.